UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FS INVESTMENT CORPORATION II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

This letter is to inform you that the board of directors of FS Investment Corporation II (the Company or FSIC II) recently implemented a number of corporate governance changes. These changes (i) pursuant to an election under the Maryland General Corporation Law (MGCL), provide that FSIC II stockholders may remove any director by the vote of at least two-thirds (rather than a majority) of all the votes entitled to be cast in the election of directors; (ii) provide that, at all times that the directors are classified, as described below, a director may not be removed without cause; (iii) increase the percentage of stockholders required to request a special meeting of stockholders from ten percent to a majority of all the votes entitled to be cast at such meeting; (iv) provide that at any meeting of the stockholders, only the chairman of such meeting, and not stockholders, will have the power to adjourn such meeting when there is not a quorum; (v) provide that a stockholder’s right to request a stockholder list is as set forth under the MGCL; and (vi) provide that a stockholder will not be entitled to inspect FSIC II’s books and records if the board determines that such stockholder has an improper purpose for requesting such inspection.

In addition, following the Company’s upcoming 2017 annual meeting of stockholders, the board intends to elect under the MGCL to classify the directors into three classes and provide that any vacancies on the board may be filled only by the vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. The board currently intends to designate the classes of directors as follows: the Class A directors are expected to be Barbara Adams, David J. Adelman and Stephen T. Burdumy, each to serve until the Company’s upcoming 2018 annual meeting of stockholders and until a successor is duly elected and qualified; the Class B directors are expected to be Michael J. Heller, Jerel A. Hopkins, Robert E. Keith, Jr. and Paul Mendelson, each to serve until the Company’s 2019 annual meeting of stockholders and until a successor is duly elected and qualified; and the Class C directors are expected to be Michael C. Forman, Richard I. Goldstein, John E. Stuart and Scott J. Tarte, each to serve until the Company’s 2020 annual meeting of stockholders and until a successor is duly elected and qualified. After the initial terms, the elected directors will hold office for three-year terms, with one class’s term expiring each year.

The above is a summary only and is qualified in all respects by the information contained in the Company’s Current Report on Form 8-K filed on June 1, 2017 at www.sec.gov, and the provisions of the Second Amended and Restated Bylaws and the Articles Supplementary, copies of which are attached to the Form 8-K.

This letter is also to inform you that FSIC II is currently soliciting stockholder votes for its upcoming annual stockholder meeting, which will take place on Tuesday, June 13, 2017 at 1:00 p.m., Eastern Time, at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 (the Annual Meeting).

Stockholders are being asked to vote on two proposals:

1.	The election of eleven members of the board of directors of the Company named in the Company’s proxy statement to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; and

2.	The ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Company’s board of directors unanimously recommends that you vote FOR each of the proposals to be considered and voted on at the Annual Meeting.

You do not have to attend the Annual Meeting in person in order to vote. You can cast your vote (or change your vote if you desire to do so) by phone, by internet, or by mail as set forth below.

Your vote is very important! Your immediate response will help avoid potential delays and may save the Company significant additional expenses associated with soliciting stockholder votes.

If you have any questions, please feel free to contact your financial advisor, call one of the numbers below or visit the Support portion of our website at www.fsinvestments.com.

Sincerely,

Michael C. Forman

Chairman and Chief Executive Officer

FS Investment Corporation II

THREE WAYS TO VOTE OR CHANGE YOUR VOTE IF YOU DESIRE TO DO SO

PROXY QUESTIONS? Call 855-486-7904	WITHOUT A PROXY CARD Call 855-486-7904 Monday to Friday, 9:00 a.m. to 10:00 p.m. EST to speak with a proxy specialist.	WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	VOTE PROCESSING Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
GENERAL QUESTIONS? Call 877-372-9880	WITH A PROXY CARD Call 800-690-6903 with a touch-tone phone to vote using an automated system.